Exhibit 99.1

Mersana Therapeutics Announces Initiation of Phase 1 Trial of XMT-1660 in Breast, Endometrial and Ovarian Cancers

CAMBRIDGE, Mass., August 16, 2022 – Mersana Therapeutics, Inc. (NASDAQ: MRSN), a clinical-stage biopharmaceutical company focused on discovering and developing a pipeline of antibody-drug conjugates (ADCs) targeting cancers in areas of high unmet medical need, today announced the initiation of patient dosing in the company’s Phase 1 trial of XMT-1660, the company’s Dolasynthen ADC targeting B7-H4.

“The initiation of this Phase 1 trial represents an important milestone for Mersana as we continue to build our pipeline across three ADC platforms and seek to further demonstrate the potential of our Dolalock payload and Dolasynthen platform,” said Anna Protopapas, President and Chief Executive Officer of Mersana Therapeutics. “Based on our promising preclinical data, we believe XMT-1660 has the potential to serve as a highly impactful cancer treatment. We are excited to begin investigating how it may benefit patients in a range of cancers with high unmet needs.”

XMT-1660 is a B7-H4-directed Dolasynthen antibody drug conjugate with a precise, target-optimized drug-to-antibody ratio (DAR 6) and Mersana’s clinically validated DolaLock microtubule inhibitor payload with controlled bystander effect. B7-H4 is overexpressed in a range of cancers, including breast, endometrial and ovarian tumors. In pre-clinical studies, XMT-1660 demonstrated robust anti-tumor activity across models representing each of these three cancers, as well as in multiple patient-derived xenograft models.

The multicenter Phase 1 trial is investigating the safety, tolerability and anti-tumor activity of XMT-1660 in patients with solid tumors, including in breast, endometrial and ovarian cancers. The initial dose escalation portion of this trial will evaluate the safety and tolerability of XMT-1660 as a single agent. The dose expansion portion of the trial will evaluate the tolerability and efficacy of XMT-1660 with primary endpoints of investigator-assessed objective response rate and duration of response.

About Mersana Therapeutics

Mersana Therapeutics is a clinical-stage biopharmaceutical company using its differentiated and proprietary ADC platforms to rapidly develop novel ADCs with optimal efficacy, safety and tolerability to meaningfully improve the lives of people fighting cancer. Mersana’s lead product candidate, upifitamab rilsodotin (UpRi), is a Dolaflexin ADC targeting NaPi2b that is being studied in UPLIFT, a single-arm registrational trial in patients with platinum-resistant ovarian cancer; UPGRADE, a Phase 1/2 umbrella trial evaluating UpRi in combination with other ovarian cancer therapies; and UP-NEXT, a Phase 3 clinical trial of UpRi as monotherapy maintenance following treatment with platinum doublets in recurrent platinum-sensitive ovarian cancer. Mersana is also advancing XMT-1660, a Dolasynthen ADC targeting B7-H4, and XMT-2056, an Immunosynthen ADC targeting a novel epitope of human epidermal growth factor receptor 2 (HER2), in addition to other earlier-stage assets. In addition, multiple partners are using Mersana’s platforms to advance their ADC pipelines. Mersana Therapeutics was named among the 2021 Top Places to Work in Massachusetts by The Boston Globe. Mersana routinely posts information that may be useful to investors on the “Investors and Media” section of its website at www.mersana.com.

Forward-Looking Statements

This press release contains “forward-looking” statements and information within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will” and variations of these words or similar expressions, although not all forward-looking statements contain these words. Forward-looking statements in this press release include, but are not limited to, those concerning the therapeutic potential of Mersana’s product candidates, including XMT-1660, its payloads and its product platforms and the design and objectives of the Phase 1 clinical trial of XMT-1660. Mersana may not actually achieve the plans, intentions or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various factors, including, among other things, uncertainties inherent in research and development, in the initiation of clinical trials and in the clinical development of Mersana’s product candidates; the risk that Mersana’s anticipated clinical trials may not be initiated on schedule, if at all; the risk that Mersana may not realize the intended benefits of its platforms, technology and collaborations; whether the outcomes of preclinical studies will be predictive of clinical trial results; risks to clinical trial site initiation, patient enrollment and follow-up, as well as to Mersana’s abilities to meet other anticipated deadlines and milestones, whether presented by the ongoing COVID-19 pandemic or otherwise; and other important factors, any of which could cause Mersana’s actual results to differ from those contained in the forward-looking statements, that are described in greater detail in the section entitled “Risk Factors” in Mersana’s Annual Report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) on August 8, 2022, as well as in other filings Mersana may make with the SEC in the future. Any forward-looking statements contained in this press release speak only as of the date hereof, and Mersana expressly disclaims any obligation to update any forward-looking statements contained herein, whether because of any new information, future events, changed circumstances or otherwise, except as otherwise required by law.

Contact:

Jason Fredette

617-498-0020

jason.fredette@mersana.com